UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 15, 2006

EnPro Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	001-31225	01-0573945
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina		28209
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	704-731-1500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2006, the Compensation and Human Resources Committee of the Board of Directors (the "Compensation Committee") of EnPro Industries, Inc. (the "Company") established the financial metrics and targets for awards under the Company’s Senior Executive Annual Performance Plan ("Annual Plan") for fiscal year 2006 and under the Company’s Long-Term Incentive Plan ("LTIP") for the 2006-2008 performance cycle. These metrics are applicable to all of the Company’s corporate staff who participate in the Annual Plan and the LTIP, including the Company’s chief executive officer and its four other most highly compensated executive officers for the Company’s last completed fiscal year (the "named executive officers"). In addition, the Compensation Committee approved awards under the Annual Plan and LTIP for performance periods that ended December 31, 2005, as well as changes to the Company’s Deferred Compensation Plan for Non-Employee Directors.

Management Compensation

At its February 15 meeting, the Compensation Committee established award opportunities and metrics for a cash incentive under the Annual Plan for fiscal 2006. The performance factors and weightings for an award are as follows: Company Free Cash Flow, 40%; Net Income, 40%; and Sales, 20%. The target amounts for 2006 are as follows: Mr. Schaub, $508,000; Mr. Dries, $199,200; Mr. Magee, $166,100; Mr. Driscoll, $160,600; and Mr. Byrne, $72,800. Incentive payments under the Annual Plan can range from 0% to 200% of target.

The Compensation Committee also established award opportunities and metrics for both a cash incentive and a payment of performance shares under the LTIP for the three-year performance period 2006-2008. The performance factors and weightings for the cash portion are as follows: Company Free Cash Flow, 50%; Return on Capital, 30%; and Net Cash Flow for Asbestos, 20%. The performance factors and weightings for the performance share awards are as follows: Return on Capital, 60%; and Free Cash Flow Before Asbestos, 40%. The total value of the LTIP target awards for the 2006-2008 performance cycle, one half of which is payable in cash and the other one half of which is payable in performance shares, are as follows: Mr. Schaub, $1,200,000; Mr. Dries, $400,000; Mr. Magee, $350,000; Mr. Driscoll, $350,000; and Mr. Byrne, $70,000. Cash payments under the LTIP can range from 0% to 200% of target, and performance share awards can range from 0% to 150% of target.

At the meeting, the Compensation Committee approved Annual Plan and LTIP awards for the named executive officers based on the Company’s achievement of financial goals for the plan performance periods that ended December 31, 2005. The Annual Plan awards were based on previously disclosed performance factors, weightings and targets for 2005, and the LTIP awards were based on previously disclosed performance factors, weightings and targets for the 2003-2005 performance period.

In addition, the Compensation Committee eliminated certain perquisites previously made available to the named executive officers. Effective February 15, 2006, the named executive officers will no longer receive payments for the lease, maintenance and fuel for an automobile, financial counseling and social club expenses. Beginning in 2006, the named executive officers will receive an increase in their base salaries commensurate with the value of the automobile payments, and their target awards under the Annual Plan will be increased by five percent.

Deferred Compensation Plan for Non-Employee Directors

The Compensation Committee approved an amendment and restatement of the Company’s Deferred Compensation Plan for Non-Employee Directors (the "Deferral Plan") to allow directors a one-time opportunity to reallocate funds held in a cash investment account to a stock account, the balance of which will be paid in shares of the Company’s common stock. The amendment and restatement also reflects changes necessary for the Deferral Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

The Deferral Plan, as amended and restated, is attached to this Current Report as Exhibit 99.1 and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 15, 2006, the Board of Directors amended Section 2.02 of the Bylaws of EnPro Industries, Inc. to increase the mandatory retirement age from age 70 to 72. A copy of the amended Bylaws is attached to this Current Report as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 – EnPro Industries, Inc. Deferred Compensation Plan for Non-Employee Directors (as amended and restated effective January 1, 2005).

Exhibit 99.2 – Bylaws of EnPro Industries, Inc. (as amended, February 15, 2006).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnPro Industries, Inc.

February 22, 2006	By:	Richard L. Magee

Name: Richard L. Magee
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	EnPro Industries, Inc. Deferred Compensation Plan for Non-Employee Directors (as amended and restated effective January 1, 2005)
99.2	Bylaws of EnPro Industries, Inc. (as amended, February 15, 2006)